July 11, 2005

For Immediate Release

HOUSE OF TAYLOR JEWELRY, INC. ENTERS INTO

FULFILLMENTS AGREEMENT WITH BAGUETTE WORLD

Los Angeles, California -- (July 11, 2005) -- House of Taylor Jewelry, Inc. (OTCBB:HJWL) announced today that it has entered into a Fulfillments Agreement with Baguette World.  Under this Agreement, Baguette World will perform various services for and on behalf of HJWL.  These services include manufacturing branded jewelry, receiving branded products from other contracted manufacturers, warehousing and inspecting all goods received, shipping, billing and collecting receivables.

“We are delighted to enter into this Fulfillments Agreement with Baguette World”, noted Jack Abramov, Chief Executive Officer of House of Taylor Jewelry.  “It is an effective arrangement that permits us to service an ever widening circle of customers while allowing us to focus on innovative design and marketing of our jewelry products across all of our price points.  Baguette World is known for its comprehensive and complete line of quality bridal and fashion jewelry, and we believe that the strength of its outstanding management team and sales force will be an excellent complement to our company.” “We are privileged and proud to have formed this alliance with Jack and Monty Abramov and the entire creative team of the House of Taylor Jewelry, Inc.” said Kobi Katz, chief executive officer of Baguette World.

About House of Taylor Jewelry and Baguette World

House of Taylor Jewelry, Inc, is a Los Angeles based international jewelry company founded by principal shareholders that are beneficially owned by Dame Elizabeth Taylor, Kathy Ireland and members of the Abramov families. Baguette World is a privately held Los Angeles based jewelry design and manufacturing company, founded over two decades ago by Kobi Katz and Elly Sandberg, with a  tradition in developing, manufacturing and marketing bridal diamond jewelry.

About Elizabeth Taylor

Dame Elizabeth Taylor is one of the most accomplished actors in the history of the American theatre – earning acclaim for some of the most memorable performances of a generation. She has worked tirelessly over the past two decades as a pioneer in generating awareness of and raising millions of dollars to eradicate AIDS, through her founding role in the American Foundation for AIDS Research (AmfAR), and establishment of The Elizabeth Taylor AIDS Foundation (ETAF). She has also become a successful businesswoman through an international line of bestselling fragrances. The recipient of numerous honors and awards, she was made a Dame of the British Empire in the year 2000. In 1987, France bestowed upon her its most prestigious award, the Legion d'Honneur, and in 2001 President Clinton recognized her with the Presidential Citizen's Medal. She has won two Academy Awards for Best Actress, and in 1993 received the Jean Hersholt Humanitarian Award from the Academy of Motion Pictures Arts and Sciences for her work on behalf of AIDS.  She also received the BAFTA Fellowship from the British Academy of Film and Television Arts, as well as the Lifetime Achievement Award from the American Film Institute.

One of her greatest passions is jewelry, and over the years she has amassed one of the world's foremost collections. By the time she was in her thirties, Dame Elizabeth owned an incomparable set of Burmese rubies and diamonds from Cartier, an emerald and diamond suite from Bulgari and the 33.19-carat Krupp diamond, a gift from Richard Burton. That ring was later eclipsed by a subsequent gift from Richard Burton, when he presented with her a 69.42 carat pear-shaped diamond.  In 2002 she immortalized her outstanding jewelry collection in The New York Times best- selling book, 'My Love Affair with Jewelry'.

About Kathy Ireland Worldwide

Kathy Ireland is CEO and Chief Designer of Kathy Ireland Worldwide™, the Los Angeles, CA-based company she founded a decade ago to, in her words, “find solutions for families, especially busy moms.”  By staying true to her commitment she has been recognized as a "best friend to working mothers" by the Associated Press and The Times of London, by Inc. magazine as the nation’s leading female celebrity entrepreneur and by Forbes for building “a design empire.”  Today thousands of products embody her design philosophy and style, including furniture, flooring, lighting, apparel, decorative accessories, home office and theatre, and bed and window coverings.  Ms. Ireland’s work earned her a Designer of the Year Nomination, Best of Market honors, the Good Housekeeping Seal, and a San Francisco Flower and Garden Show Gold Medal.  Named National Mother of the Year by the National Mother's Day Council in 2002, Ms. Ireland also serves as National Ambassador for Youth for the PTA.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.  These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: the availability of funding for current and future operations; the acceptance of our branded products in the marketplace; and the characteristics and pricing of our branded products as compared to competing products as well as others discussed in House of Taylor Jewelry, Inc.’s filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

House of Taylor Jewelry, Inc.

Aaron A. Grunfeld

(310) 788-7577

agrunfeld@rpab.com

1